SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

    Date of report (Date of earliest event reported):  November 1, 2002

                        EWORLDMEDIA HOLDINGS, INC.
            (Exact Name of Registrant as Specified in Charter)


NEVADA                           0-14047          04-2392188
(State or Other Jurisdiction     (Commission      (IRS Employer
of Incorporation)                File Number)     Identification No.)

4766 SOUTH HOLLADAY BOULEVARD, HOLLADAY, UT       84117
(Address of Principal Executive Offices)          (Zip Code)

Registrant's telephone number, including area code:  (801) 308-0011

                     TROPICAL LEISURE RESORTS, INC.
             (Former Name, if Changed Since the Last Report)


ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

(b) On November 1, 2002, Tropical Leisure Resorts, Inc. ("TRLR") entered into a Stock-For-Stock Exchange Agreement (the "Agreement") with eWorldMedia, Inc., a Nevada corporation ("EWM"), which is engaged in the marketing and distribution of products and services for Internet advertising. The closing for the Agreement is scheduled for November 15, 2002, unless extended by mutual consent of the parties. At closing of the reverse acquisition transaction it is anticipated that the management of TRLR would be changed to persons designated by EWM, that the shareholders of EWM would exchange their shares in EWM for approximately 82% of the outstanding shares of TRLR, and that EWM would become a wholly owned or majority owned subsidiary of TRLR. As a result of the closing it is intended that a change of control of TRLR would occur.

     The closing of the Agreement is conditioned upon a number of contractual obligations which the parties must satisfy prior to closing and the completion of the due diligence procedures of the parties.


ITEM 5.  OTHER EVENTS

	In contemplation of the reverse acquisition transaction with eWorldMedia, the registrant has changed its name to "eWorldMedia Holdings, Inc." and effected a one-for-fifty reverse split of its outstanding stock to be effective the opening of trading on November 4, 2002. As a result of these changes, the registrant's stock will be quoted on the OTC Bulletin Board under a new symbol which should be available at the opening of trading on November 4, 2002.


ITEM 7.   EXHIBITS

     (c) The following exhibit is furnished with this report in accordance with the provisions of Item 601 of Regulation S-B:

     Exhibit No.    Description of Exhibit                       Location

     10.1           Stock-For-Stock Exchange Agreement dated     Attached
                    November 1, 2002, by and between Tropical
                    Leisure Resorts, Inc. and eWorldMedia, Inc.
                    (without exhibits)


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Tropical Leisure Resorts, Inc.

Date: November 1, 2002                  /s/ Scott Hosking
                                        Scott Hosking, President